Exhibit 15.0

November 3, 2017

Southern Copper Corporation

1440 East Missouri Avenue, Suite 160

Phoenix, AZ 85014

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Southern Copper Corporation and subsidiaries for the three-month and nine-month periods ended September 30, 2017 and 2016, and have issued our report dated November 3, 2017. As indicated in such report because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, is incorporated by reference in Registration Statement No. 333-150982 on Form S-8, as amended by Post-Effective Amendment No. 2 filed on May 19, 2017, and Registration Statement No. 333-203237 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Miguel Angel Andrade Leven
Miguel Angel Andrade Leven
Mexico City, Mexico